Filed Pursuant To Rule 433

Registration No. 333-203585

November 12, 2015

Central banks added to gold reserves (+175t) for 19th consecutive quarter
Purchases almost matched the 180t record of Q3 2014.

Bargain-hunting for bars and coins as price fell in Q3
Global demand soared 33% - notably in North America - as investors sought to grab a bargain.

Small contraction in mine production
Mine output fell slightly to 828t.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.